Exhibit 99.1

CTG Reports 2018 First Quarter Results

•	Exceeded High-end of Revenue Guidance with EPS at Midpoint

•	Initiated Integration of Accretive SOFT COMPANY Acquisition

•	Converted Meaningful Pipeline Opportunities into New Contracted Business

•	Continued Organic and Consolidated Revenue Growth Expected in the Second Quarter

BUFFALO, N.Y., April 19, 2018 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced its financial results for the first quarter ended March 30, 2018.

First Quarter Financial Summary

•	Revenue was $82.8 million, above the high-end of guidance

•	Revenue excluding three large staffing clients increased 15.2% year-over-year

•	Organic revenue in Europe increased 10.1% year-over-year, excluding favorable currency translation

•	GAAP net income was $422,000, or $0.03 per share, and non-GAAP earnings were $0.06 per diluted share, both at the midpoint of guidance

First Quarter and Recent Business Highlights

•	Completed modified “Dutch Auction” tender offer, resulting in the purchase of approximately 1.5 million shares of its common stock

•	Expanded existing share repurchase authorization by $10 million, providing additional capacity for potential future share buy backs beginning May 1 under federal securities laws

•	Announced Board proposal to declassify the Board of Directors and transition to a single class of directors elected annually

•	Appointed seasoned sales expert to lead North American sales efforts in Strategic Staffing and drive revenue growth

•	Converted robust pipeline of opportunities into new business engagements within Strategic Staffing, Europe and Energy

•	Secured three significant new client wins for Health Solutions

CEO Comments on Financial Results and Strategic Growth

“First quarter consolidated revenue grew nearly 11% sequentially to $82.8 million, above the high-end of guidance primarily due to continued strength in our European business including a partial quarter of revenue contribution from SOFT COMPANY. Additionally, revenue grew 15% excluding three of our large staffing clients where business continued to be soft,” stated Bud Crumlish, CTG President and CEO. “Earnings per share was at the mid-point of guidance, as we continued to drive operating improvements while incurring costs associated with the acquisition and integration of SOFT COMPANY, as well as an accelerated onboarding of headcount at our largest Staffing client in the last week of the quarter.”

“Our primary strategic focus remains centered around generating growth at both new and existing clients. During the quarter, we successfully converted an increasing number of pipeline opportunities into signed engagements. In Staffing, we were designated as the sole service provider for incremental new service desk business at our largest staffing client and began transitioning resources in support of this work near the end of the quarter. This win is in addition to being selected as a preferred provider for a new division to provide support services at this long-standing client that we discussed last quarter. Additionally, we solidified several new engagements for our Application Advantage solution within Health Solutions, including two meaningful wins with notable hospital systems in the U.S., one of which is a highly ranked university medical center. In addition, we were awarded an EHR implementation engagement for a large health system for two of their hospitals. Our Energy business also performed well during the quarter, finalizing several new contracts on the heels of a sizeable multi-year engagement with an oil refinery at a leading energy company.”

“In our European business, we had another solid quarter of organic growth combined with the addition of SOFT COMPANY’s business in France. We began integrating SOFT COMPANY, and have completed an initial alignment of the sales teams that will begin driving revenue through synergies between the two organizations and our complementary offerings. Also during the quarter, we signed our 10th EHR implementation project in Europe while securing multiple new wins for our testing and general data protection regulation (GDPR) services.”

Mr. Crumlish further commented, “As part of our ongoing commitment to create shareholder value, the Company recently completed its previously announced tender offer, which resulted in the purchase of approximately 10% of CTG’s outstanding shares at an anticipated price of $8.85 per share as of April 18, 2018. To complement the tender offer, the Board also expanded our existing share repurchase authorization by $10 million to provide additional capacity for potential open market purchases going forward.”

“Collectively, our results and progress during the first quarter demonstrate the initial return on the investments and strategic actions we’ve taken to grow the business, improve profitability and increase shareholder value. Looking forward, our top priorities remain executing on our plan and converting our robust pipeline into new contracted business in support of achieving our longer-term goals and financial targets.”

Consolidated First Quarter Results

Revenue in the first quarter of 2018 was $82.8 million, compared with $74.6 million in the fourth quarter of 2017 and $77.0 million in the first quarter of 2017. The sequential and year-over-year increase in revenue primarily reflects a combination of strength in CTG’s European business and a partial quarter of revenue contribution from the acquisition of SOFT COMPANY. Additionally, with the adoption of the new revenue recognition standards in the first quarter of 2018 under “Revenue from Contracts with Customers (Topic 606),” the Company recorded approximately $1.5 million for the gross-up of revenue previously recorded on a net basis for billable subcontractors. Favorable currency translation benefited revenue in the first quarter by approximately $3.8 million, compared with a benefit of $1.9 million in the fourth quarter of 2017, and an unfavorable impact of $0.8 million in the first quarter of 2017.

Direct costs in the first quarter of 2018 were $66.9 million, or 80.8% of revenue, compared with $59.5 million, or 79.7% of revenue, in the fourth quarter of 2017 and $62.8 million, or 81.5% of revenue, in the first quarter of 2017. SG&A expense in the first quarter of 2018 was $15.3 million, which included $0.6 million in acquisition related costs and the SG&A costs associated with SOFT COMPANY, compared with $13.7 million in the fourth quarter of 2017 and $12.9 million in the 2017 first quarter.

Operating income in the first quarter of 2018 was $594,000 or 0.7% of revenue. Excluding acquisition related expenses, non-GAAP operating income was $1.2 million or 1.4% of revenue. Operating income was $1.5 million, or 2.0% of revenue, in the fourth quarter of 2017 and $1.4 million, or 1.8% of revenue, in the first quarter of 2017.

GAAP net income in the first quarter of 2018 was $422,000 or $0.03 per diluted share, which included $0.6 million, or $0.03 per diluted share, in acquisition related expenses. This income compared with a net loss in the fourth quarter of ($419,000) or ($0.03) per share, which included a $1.7 million, or $0.11 per diluted share, write down of deferred tax assets related to the enacted Tax Cuts and Jobs Act, and a non-taxable gain of $0.4 million, or $0.02 per diluted share, on the proceeds from a life insurance policy on a former CTG executive.

Non-GAAP net income in the first quarter of 2018 was $889,000 or $0.06 per diluted share, compared with non-GAAP net income of $865,000, or $0.06 per diluted share, in the fourth quarter of 2017. Net income in the first quarter of 2017 was $751,000, or $0.05 per diluted share, on both a GAAP and non-GAAP basis.

CTG’s effective income tax rate in the first quarter of 2018 was 21.9%, compared with 122.9% in the fourth quarter of 2017 and 41.2% in the year-ago first quarter. The effective tax rate in 2018 primarily reflects a reduction in the statutory rate in the U.S. to 21% from 35% in 2017. The unusually high effective tax rate in the fourth quarter of 2017 was due to the charge related to the tax act that was partially offset by the non-taxable insurance gain.

Balance Sheet

Cash and short-term investments at March 30, 2018 were $11.2 million, and the Company had $9.0 million in long-term debt. In April 2018, subsequent to quarter end, the Company borrowed $22.4 million against the cash surrender value of its life insurance policies, primarily to return capital to shareholders through the “Dutch Auction” tender offer, fund the acquisition of SOFT COMPANY, and for general working capital purposes. Days sales outstanding were 84 days in the first quarter of 2018, compared with 79 days in the first quarter of 2017.

In February 2018, the Company closed on the $1.8 million anticipated sale of a recently vacated office building, resulting in a recorded gain of less than $0.1 million in the first quarter of 2018.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting and facilitating ongoing operating decisions, as well as measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely to its internal measurement processes and are reflective of the Company’s core operating results.

Specifically, the non-GAAP information for the first quarter of 2018 as presented excludes certain acquisition related expenses that the Company believes are not indicative of its core operating results. The reconciliation of GAAP to non-GAAP information for the first quarter ended March 30, 2018 is as follows:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$0.6	0.7%	$0.4	$0.03
Acquisition related expenses	0.6	0.7%	0.5	0.03

Non-GAAP results	$1.2	1.4%	$0.9	$0.06

Guidance and Outlook

CTG provided the following guidance for the second quarter of 2018 and full year:

	2018 Second Quarter Guidance	2018 Full Year Guidance
Revenue	$87 to $91 million	$343 to $357 million Previously $340 to $360 million
GAAP diluted EPS	$0.05 to $0.09	$0.25 to $0.37 Previously $0.25 to $0.37
Non-GAAP diluted EPS	$0.06 to $0.10	$0.30 to $0.42 Previously $0.30 to $0.42
Operating margin	1.5% to 1.9%	1.4% to 2.0%
Note: Previous guidance provided on February 20, 2018

Acquisition related expenses and amortization of acquisition related intangible assets are excluded from non-GAAP guidance for diluted EPS.

John M. Laubacker, CTG’s Chief Financial Officer, commented, “We are pleased to start the year with solid results, further highlighted by our expectations for continued growth in the second quarter. More specifically, we anticipate second quarter results will benefit from our ongoing focus on business development over the past several quarters as well as the recently secured engagement with our largest staffing client. Our early success in 2018 lends credence to the effectiveness of our strategic plan and the team’s consistent execution, both of which will serve to underpin our achievement of future revenue growth, improved profitability and increased shareholder value.”

Conference Call and Webcast

CTG will hold a conference call today at 11:00 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-800-398-9367 and enter the conference ID number, 445600. The conference call will also be available via webcast in the Investors section of CTG’s website at http://investors.ctg.com.

A replay of the call will be available between 1:00 p.m. Eastern Time on April 19, 2018, and 11:59 p.m. Eastern Time on April 22, 2018, by dialing 1-800-475-6701 and entering the conference ID number, 445600. The webcast will be archived on CTG’s website in the events and presentations section for at least 90 days following completion of the conference call.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2018 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the SOFT COMPANY business and retain its clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, the risks associated with acquisitions, the negative effects of actions of activist shareholders and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2017 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	March 30, 2018	March 31, 2017
Revenue	$82,785	$77,006
Direct costs	66,873	62,777
Selling, general and administrative expenses	15,318	12,829

Operating income	594	1,400
Other expense, net	(54)	(123)

Income before income taxes	540	1,277
Provision for income taxes	118	526

Net income	$422	$751

Net income per share:
Basic	$0.03	$0.05

Diluted	$0.03	$0.05

Weighted average shares outstanding:
Basic	14,687	15,296
Diluted	15,298	15,430

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	March 30, 2018	December 31, 2017	March 31, 2017
Current Assets:
Cash and cash equivalents	$11,163	$11,170	$10,105
Accounts receivable, net	77,795	68,920	67,438
Other current assets	4,509	3,438	2,670

Total current assets	93,467	83,528	80,213
Property and equipment, net	5,808	6,996	6,259
Cash Surrender Value	24,890	31,547	31,133
Other assets	20,959	5,564	6,721

Total Assets	$145,124	$127,635	$124,326

Current Liabilities:
Accounts payable	$11,953	$9,425	$6,289
Accrued compensation	23,626	17,065	20,717
Other current liabilities	8,638	6,246	5,762

Total current liabilities	44,217	32,736	32,768
Long-term debt	9,020	4,435	—
Other liabilities	11,776	11,840	13,415
Shareholders’ equity	80,111	78,624	78,143

Total Liabilities and Shareholders’ Equity	$145,124	$127,635	$124,326

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended
Revenue by Service	March 30, 2018		March 31, 2017
IT Solutions	$25,327	31%	$22,941	30%
IT Staffing	57,458	69%	54,065	70%

Total	$82,785	100%	$77,006	100%

Revenue by Vertical Market
Technology service providers	33%		33%
Manufacturing	20%		26%
Healthcare	15%		17%
Financial services	14%		8%
General markets	13%		11%
Energy	5%		5%

Total	100%		100%

Revenue by Location
North America	$53,764	65%	$57,893	75%
Europe	29,021	35%	19,113	25%

Total	$82,785	100%	$77,006	100%

Foreign Currency Impact on Revenue

Europe	$3,828		$(829)

Billable Travel Included in Revenue and Direct Costs

Billable Travel	$789		$840

Long-term Debt Balance	$9,020		$—

Billable Days in Period	64		64

DSO	84		79

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CTG news releases are available on the Web at www.ctg.com.